Exhibit 99.1

FOR IMMEDIATE RELEASE

Rentech Nitrogen Announces Results for Fiscal 2011 Fourth Quarter and Full Year

LOS ANGELES, CA (December 15, 2011) – Rentech Nitrogen Partners, L.P. (NYSE: RNF) today announced its results for the fourth quarter and fiscal year ended September 30, 2011.

Rentech Nitrogen Partners, L.P. (Rentech Nitrogen) manufactures and sells nitrogen fertilizer products including ammonia, urea ammonia nitrate (UAN) and liquid and granular urea in the Mid Corn Belt region of the United States.

Initial Public Offering and Liquidity

On November 9, 2011, Rentech Nitrogen completed its Initial Public Offering (IPO) of 15 million common units, representing limited partner interests, at a price to the public of $20.00 per common unit. The Partnership currently has 38.25 million common units outstanding, of which 23.25 million are owned by Rentech, Inc. Rentech Nitrogen used $150.8 million of the net proceeds of the offering to repay its outstanding term loan and retained $48 million of cash, which included $8 million to fund identified capital expenditures and $40 million for general working capital. The Partnership is now debt-free, with an undrawn $25 million revolving credit facility which can be used to fund, among other things, Rentech Nitrogen’s seasonal working capital needs. Rentech Nitrogen may incur debt during fiscal year 2012 to fund its planned ammonia expansion project. However, there is no guarantee that it will be able to obtain debt financing on acceptable terms or at all.

Company Outlook

Rentech Nitrogen reiterates its forecast for cash distributions of $2.34 per unit (a forecast that assumed no interest expense) for the fiscal year ending September 30, 2012 that was detailed in the Partnership’s IPO prospectus. The Partnership continues to see positive agriculture fundamentals and economic incentives for farmers to plant corn and use nitrogen fertilizer to increase yields. Pricing is relatively strong for nitrogen fertilizer products in the Mid Corn Belt, which has historically been the top corn producing region of the U.S.

Rentech Nitrogen has delivered and/or entered into prepayment contracts for approximately 77,500 tons of ammonia and 120,250 tons of UAN, which accounts for 59% and 47% of forecasted deliveries for the respective products during fiscal year 2012. Rentech Nitrogen has already purchased or contracted at fixed prices for the natural gas required to produce the tons delivered and those under contract.

D. Hunt Ramsbottom, CEO, commented, “Results for fiscal year 2011 exceeded our public guidance as the business benefitted from strong demand, favorable product pricing and low natural gas costs.” Mr. Ramsbottom continued, “In 2011 we completed our IPO, and conducted a major turnaround at the plant on time and on budget. The plant is in excellent operating condition and is benefitting from the capital investments we have made over the last six years. We continue to make progress with our ammonia and urea/DEF expansion projects, with each project showing attractive projected returns. These projects, along with other opportunities we are evaluating, will help grow Rentech Nitrogen’s future cash flow.”

Financial Highlights

The financial statements for the periods ended September 30, 2011 reflect the status of the nitrogen fertilizer business prior to the closing of its IPO and the repayment of its term loan.

Fiscal Fourth Quarter Ended September 30, 2011

For the fourth quarter of fiscal year 2011, Rentech Nitrogen generated net income of $3.4 million, compared to net income of $2.2 million reported in the fourth quarter of fiscal year 2010.

During the fourth quarter of fiscal year 2011, Rentech Nitrogen generated operating income of $10.4 million as compared to $6.4 million during the fourth quarter of the prior fiscal year. Rentech Nitrogen generated $12.9 million of Adjusted EBITDA in the fourth quarter of fiscal year 2011, as compared to $9.3 million in the fourth quarter of the prior fiscal year. Further explanation of Adjusted EBITDA, a non-GAAP financial measure, and a reconciliation of Rentech Nitrogen’s Adjusted EBITDA to operating income have been included below in this press release.

Rentech Nitrogen produced 55,000 tons of ammonia during the fourth quarter of fiscal year 2011, of which 24,000 tons were available for sale as ammonia, 28,000 tons were upgraded into UAN and 3,000 tons were upgraded into other nitrogen products. In the comparable period in the prior fiscal year, Rentech Nitrogen produced 72,000 tons of ammonia, of which 35,000 tons were available for sale as ammonia, 33,000 tons were upgraded into UAN and 4,000 tons were upgraded into other nitrogen products.

On-stream factors during the fiscal fourth quarter of 2011 were 85.9% for the ammonia synthesis loop and 87.0% for the UAN conversion facility. This included down-time related to the bi-annual turnaround.

During the fourth quarter of fiscal year 2011, Rentech Nitrogen’s average prices for ammonia and UAN, its primary products, were $636 per ton and $298 per ton, respectively, compared to $398 per ton and $168 per ton, respectively, for the comparable period in the prior fiscal year.

Rentech Nitrogen delivered 18,000 tons of ammonia, 77,000 tons of UAN and 7,000 tons of other nitrogen products during the fourth quarter of fiscal year 2011 as compared to 35,000 tons of ammonia, 100,000 tons of UAN and 10,000 tons of other nitrogen products during the comparable period in the prior fiscal year.

Revenues for the fourth quarter of fiscal year 2011 were $38.6 million, as compared to $35.1 million for the comparable period in the prior fiscal year. Current period revenues benefitted from higher sales prices due to stronger demand for the products than in the previous fiscal year period, which were partially offset by lower shipments due to the bi-annual turnaround during the last two weeks of September.

Gross profit margin on product shipments was 45% for the fourth quarter of fiscal year 2011, up from 23% for the comparable period in the prior fiscal year. The increase was primarily due to higher sales prices and lower natural gas prices. Gross profit margin in the fourth quarter of fiscal year 2011 was negatively impacted by $4.4 million of expenses related to the bi-annual turnaround.

Interest expense of $4.5 million and $2.6 million was recorded for the fiscal fourth quarters of 2011 and 2010, respectively related to term loans. The outstanding term loan was repaid in full in November 2011 from net proceeds of the IPO.

Fiscal Year Ended September 30, 2011

For the fiscal year ended September 30, 2011, Rentech Nitrogen generated net income of $24.9 million, which included $13.8 million of loss on extinguishment of debt. This compares to net income of $5.0 million for the fiscal year ended September 30, 2010, which included $2.3 million of loss on extinguishment of debt.

During fiscal year 2011, Rentech Nitrogen generated operating income of $69.9 million as compared to $20.4 million during the prior fiscal year. Rentech Nitrogen generated $79.9 million of Adjusted EBITDA in fiscal year 2011, as compared to $30.9 million in fiscal year 2010. Further explanation of Adjusted EBITDA, a non-GAAP financial measure, and a reconciliation of Rentech Nitrogen’s Adjusted EBITDA to operating income have been included below in this press release.

Rentech Nitrogen produced 273,000 tons of ammonia during fiscal year 2011, of which 123,000 tons were available for sale as ammonia, 129,000 tons were upgraded into UAN and 21,000 tons were upgraded into other nitrogen products. In the comparable period in the prior fiscal year, Rentech Nitrogen produced 267,000 tons of ammonia, of which 130,000 tons were available for sale as ammonia, 118,000 tons were upgraded into UAN and 19,000 tons were upgraded into other nitrogen products.

On-stream factors during fiscal year 2011 were 96.4% for the ammonia synthesis loop, and 96.4% for the UAN conversion facility. This included down-time related to the bi-annual turnaround.

During fiscal year 2011, Rentech Nitrogen’s average prices for ammonia and UAN, its primary products, were $588 per ton and $269 per ton, respectively, compared to $377 per ton and $180 per ton, respectively, during the prior fiscal year.

Rentech Nitrogen delivered 125,000 tons of ammonia, 315,000 tons of UAN and 44,000 tons of other nitrogen products during fiscal year 2011 as compared to 153,000 tons of ammonia, 294,000 tons of UAN and 43,000 tons of other nitrogen products during the prior fiscal year.

Revenues for fiscal year 2011 were $179.9 million, as compared to $131.4 million for the prior fiscal year. Sales prices for nitrogen fertilizer product sales were higher due to stronger demand for the products than in the previous fiscal year. Ammonia sales volume was lower during fiscal year 2011 than in the prior fiscal year as more ammonia was upgraded into UAN to realize higher gross profit margins, and due to the need to build inventory to cover fall 2012 sales commitments.

Gross profit margin on product shipments was 45% for fiscal year 2011, up from 24% for the prior fiscal year. The increase was primarily due to higher sales prices and lower natural gas prices. Fiscal year 2010 gross profit margin was negatively impacted by unplanned repairs and maintenance costs. Turnaround expenses for fiscal years 2011 and 2010 were $4.5 million and $4.0 million, respectively.

In fiscal year 2011, $13.8 million was recorded as loss on debt extinguishment as compared to $2.3 million recorded in the prior fiscal year.

Interest expense of $13.8 million and $9.9 million was recorded for fiscal years 2011 and 2010, respectively, related to term loans. The outstanding term loan was repaid in full in November 2011 from net proceeds of the IPO. The Company estimates that interest expense during fiscal year 2012 would be in the range of $1.6 million to $2.4 million if it enters into a credit facility to fund the ammonia expansion project. The interest expense forecast is based on an average monthly borrowing balance of approximately $35.4 million for the fiscal year ending September 30, 2012, and average interest rates ranging from 4.0% to 6.5% per annum.

Expansion Projects

Rentech Nitrogen is pursuing and evaluating opportunities to increase the Partnership’s profitability and cash flow by expanding production capacities and product offerings. The following expansion projects are underway:

Ammonia Capacity Expansion: Rentech Nitrogen has commenced construction of a project that is designed to increase ammonia production at the facility by approximately 23%, or 70,000 tons annually, for sale or upgrade to other products, and to increase on-site ammonia storage capacity by approximately 20,000 tons. Rentech Nitrogen has completed a feasibility study, completed Front-End Engineering and Design (FEED), obtained air and construction permits and commenced construction of certain long lead-time items in order to put the project on a schedule that coincides with planned downtime for the 2013 plant turnaround. Based on the engineering work completed to date, the preliminary estimate is that this project could be completed in 24 to 30 months without adding significant downtime to that already planned for the 2013 turnaround. The entire project is expected to cost approximately $100 million and generate attractive project returns given today’s environment and current expectations for pricing of products and costs of natural gas. Rentech Nitrogen currently intends to finance substantially all of the cost of this project with debt financing. However, there is no guarantee that it will be able to obtain debt financing on acceptable terms or at all. Initial debt financing may be provided by the Partnership’s parent, Rentech, Inc.

Urea Expansion and Diesel Exhaust Fluid Build-Out (DEF): Rentech Nitrogen commenced a project to increase urea production capacity by approximately 13%, or 17,500 tons annually. The additional urea could be marketed as liquid urea or upgraded into UAN, both of which sell at a premium to ammonia per unit of nitrogen. As a part of this project, work has commenced on the installation of mixing, storage and load-out equipment that would enable the production and sale of DEF from urea produced at the facility. The urea expansion and DEF build-out project is expected to be completed by the end of calendar year 2012 and will cost approximately $5.8 million to complete, which has been funded from net proceeds of the IPO. The project is expected to generate attractive returns given today’s environment and current expectations for pricing of products and costs of natural gas.

Rentech Nitrogen is also evaluating additional opportunities for increased growth and cash flow through further expansion as well as potential acquisitions.

Conference Call with Management

The Company will hold a conference call on Thursday, December 15, 2011 at 10:00 a.m. PST, during which time senior management will review the Company’s financial results for this period and provide an update on corporate developments. Callers may listen to the live presentation, which will be followed by a question and answer segment, by dialing 800-290-2715 or 212-231-2900. An audio webcast of the call will be available at www.rentechnitrogen.com within the Investor Relations portion of the site under the Presentations section. A replay will be available by audio webcast and teleconference from 12:00 p.m. PST on December 15 through 12:00 p.m. PST on December 22. The replay teleconference will be available by dialing 800-633-8284 or 402-977-9140 and the reservation number 21548866.

RENTECH NITROGEN PARTNERS, L.P.

STATEMENTS OF OPERATIONS

(Stated in thousands)

	September 30,	September 30,	September 30,	September 30,
	For the Three Months Ended September 30,		For the Twelve Months Ended September 30,
	2011	2010	2011	2010

Total Revenues	$38,567	$35,080	$179,857	$131,396

Cost of Sales	25,751	26,928	103,286	106,020

Gross Profit	12,816	8,152	76,571	25,376

Operating Expenses	2,440	1,743	6,717	4,987

Operating Profit	10,376	6,409	69,854	20,389

Interest Income	11	10	51	57
Interest Expense	(4,522)	(2,582)	(13,752)	(9,859)
Loss on Debt Extinguishment	—	—	(13,816)	(2,268)
Other Income (Expense), Net	—	(116)	4	34

Total Other Expenses	(4,511)	(2,688)	(27,513)	(12,036)

Income before income taxes	5,865	3,721	42,341	8,353

Income tax expense	2,506	1,503	17,415	3,344

Net Income	$3,359	$2,218	$24,926	$5,009

RENTECH NITROGEN PARTNERS, L.P.

	September 30,	September 30,	September 30,	September 30,
	For the Three Months Ended September 30,		For the Twelve Months Ended September 30,
	2011	2010	2011	2010

Nitrogen Fertilizer Key Operating Statics for Primary Products:

Delivered Tons (in thousands)
Ammonia	18	35	125	153
UAN	77	100	315	294

Average Price per Delivered Ton
Ammonia	$636	$398	$588	$377
UAN	$298	$168	$269	$180

Natural Gas
Natural Gas purchased & used in production (Million MMBtu)	2.1	2.7	10.3	9.9
Average natural gas cost per MMBtu	$4.81	$4.68	$4.76	$4.95

On Stream Rates:
Ammonia Synthesis Loop	85.9%	100.0%	96.4%	91.8%
UAN	87.0%	100.0%	96.4%	92.9%

Disclosure Regarding Non-GAAP Financial Measures

To supplement the Partnership’s financial information presented in accordance with GAAP, management uses Adjusted EBITDA, an additional measure that is known as a “non-GAAP financial measure,” in its evaluation of past performance.

Management believes that the presentation of such additional financial measure provides useful information to investors regarding the Partnership’s performance and results of operations because this measure, when used in conjunction with related GAAP financial measures, provides investors with additional information about the Partnership’s core operating performance and the financial analytical framework upon which management bases financial, operational and planning decisions.

Adjusted EBITDA is a presentation of earnings before interest, taxes, depreciation and amortization. Note that the majority of Rentech Nitrogen’s depreciation expense is booked to cost of sales. Management believes that Adjusted EBITDA can be a useful indicator of the fundamental operating performance of Rentech Nitrogen’s business and fertilizer production facility. Management believes that Adjusted EBITDA can help investors evaluate Rentech Nitrogen’s operating performance by eliminating the effects of depreciation and amortization, which are non-cash expenses, and of interest and taxes, which are non-operating expenses. Management believes that its investors may use Adjusted EBITDA as a measure of the operating performance of Rentech Nitrogen.

The Partnership recommends that investors carefully: review the GAAP financial information (including its Statements of Cash Flows) included as part of its Annual Report on Form 10-K, and its earnings release; compare GAAP financial information with the non-GAAP financial measures disclosed in its earnings release and investor call; and read the reconciliation below.

Rentech Nitrogen Adjusted EBITDA Reconciliation (Stated in thousands)

	September 30,	September 30,	September 30,	September 30,

	For the Three Months		For the Twelve Months
	Ended September 30,		Ended September 30,
	2011	2010	2011	2010

Operating Income	$10,376	$6,409	$69,854	$20,389
Depreciation and Amortization	2,514	2,926	10,020	10,542

Adjusted EBITDA	$12,890	$9,335	$79,874	$30,931

Source Rentech Nitrogen Partners, L.P.

About Rentech Nitrogen, L.P.

Rentech Nitrogen (www.rentechnitrogen.com) was formed by Rentech, Inc. to own, operate and expand its nitrogen fertilizer business. Rentech Nitrogen’s assets consist of a nitrogen fertilizer facility located in East Dubuque, Illinois, owned by Rentech Nitrogen, LLC, its operating subsidiary. The facility is located in the Mid Corn Belt in the northwestern corner of Illinois, adjacent to the Iowa and Wisconsin state lines, and produces primarily anhydrous ammonia and urea ammonium nitrate solution, using natural gas as its primary feedstock, for sale to customers in the Mid Corn Belt.

Safe Harbor Statement

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 about matters such as: our forecasted cash available for distribution for fiscal year 2012 and related assumptions (please see pages 69-76 of the Rentech Nitrogen prospectus dated November 3, 2011 as filed pursuant to Rule 424(b)(4) with the Securities and Exchange Commission on November 7, 2011 for further details on the cash forecast and its underlying assumptions); the outlook for our nitrogen fertilizer businesses in fiscal year 2012; and the costs and projected performance of our expansion projects. These statements are based on management’s current expectations and actual results may differ materially as a result of various risks and uncertainties. Other factors that could cause actual results to differ from those reflected in the forward-looking statements are set forth in the Company’s prior press releases and periodic public filings with the Securities and Exchange Commission, which are available via Rentech Nitrogen’s website at www.rentechnitrogen.com. The forward-looking statements in this press release are made as of the date of this press release and Rentech Nitrogen does not undertake to revise or update these forward-looking statements, except to the extent that it is required to do so under applicable law.

Rentech Nitrogen Partners, L.P.

Julie Dawoodjee

Vice President of Investor Relations and Communications

310-571-9800

ir@rnp.net